Exhibit 99.1

Steel Connect Reports Second Quarter Results

WALTHAM, Mass. (March 12, 2020) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its second quarter of fiscal year 2020 ended January 31, 2020.

Second Quarter Financial Highlights

•	Net revenue for the second quarter of fiscal year 2020 increased $9.3 million to $215.5 million, compared to $206.2 million for the same quarter in the prior year.

•	Gross margin increased 280 basis points to 21.0% for the second quarter of fiscal year 2020, compared to 18.2% for the same quarter in the prior year.

•	Operating income for the second quarter of fiscal year 2020 increased $5.1 million to $7.2 million, compared to $2.1 million for the same quarter in the prior year.

•	Net loss for the second quarter of fiscal year 2020 decreased $8.2 million to $3.6 million, compared to $11.8 million for the same quarter in the prior year.

•	Adjusted EBITDA for the second quarter of fiscal year 2020 increased $6.1 million to $22.5 million, compared to $16.4 million for the same quarter in the prior year.

Six-Month Financial Highlights

•	Net revenue for the first six months of fiscal year 2020 increased $19.2 million to $440.6 million, compared to $421.4 million for the same period in the prior year.

•	Gross margin increased 230 basis points to 20.3% for the first six months of fiscal year 2020, compared to 18.0% for the same period in the prior year.

•	Operating income for the first six months of fiscal year 2020 increased $16.2 million to $21.9 million, compared to $5.7 million for the same period in the prior year.

•	Net income for the first six months of fiscal year 2020 was $1.2 million, compared to a net loss of $19.1 million for the same period in the prior year.

•	Adjusted EBITDA for the first six months of fiscal year 2020 increased $10.4 million to $45.4 million, compared to $35.0 million for the same period in the prior year.

The Company is presenting EBITDA and Adjusted EBITDA to assist investors with their understanding of the Company's results of operations and financial condition. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of EBITDA and Adjusted EBITDA.

Executive Commentary

Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of the Company, stated, "We continue to drive improved results in both our ModusLink and IWCO Direct businesses. Revenues and operating income have grown in both businesses, as we remain focused on both profitable revenue growth and cost reduction, including the elimination of corporate overhead. These initiatives resulted in $16.2 million and $10.4 million improvements in operating income and Adjusted EBITDA, respectively, for the first six months of the year. Looking forward to the remainder of fiscal 2020, we will continue to focus on free cash flow and returns on invested capital."

Second Quarter Financial Summary

Net Revenue

Net revenue increased by approximately $9.3 million during the three months ended January 31, 2020, compared to the same period in the prior year. During the three months ended January 31, 2020, net revenue for the Supply Chain segment increased by approximately $4.6 million. This increase in net revenue was primarily driven by an increase in revenue associated with a client in the computing market due to increased volume and demand for its gaming products. This increase was partially offset by decreased revenues from clients in the consumer electronics and consumer products industries. Within the Direct Marketing segment, net revenue increased by approximately

$4.7 million primarily driven by an increase in the average price per package mailed, partially offset by lower volume.

Operating Income

The Company reported operating income for the three months ended January 31, 2020 of $7.2 million, compared to $2.1 million in the same period in the prior year, an improvement of $5.1 million or 237%. The $5.1 million improvement was primarily due to higher gross profit, partially offset by higher selling, general and administrative expenses, due primarily to an increase in accrued taxes.

Net Loss

The Company reported a net loss of $3.6 million for the three months ended January 31, 2020, compared to a net loss of $11.8 million in the same period in the prior year, a decrease of $8.2 million.

Adjusted EBITDA

The Company reported Adjusted EBITDA of $22.5 million for the three months ended January 31, 2020, compared to Adjusted EBITDA of $16.4 million in the same period in the prior year, an increase of $6.1 million.

Six-Month Financial Summary

Net Revenue

Net revenue increased by approximately $19.2 million during the six months ended January 31, 2020, compared to the same period in the prior year. During the six months ended January 31, 2020, net revenue for the Supply Chain segment increased by approximately $9.6 million. This increase in net revenue was primarily driven by an increase in revenue associated with a client in the computing market due to increased volume and demand for its gaming products. This increase was partially offset by decreased revenues from clients in the consumer electronics and consumer products industries. Within the Direct Marketing segment, net revenue increased by approximately $9.6 million primarily driven by an increase in the average price per package mailed mostly due to favorable sales mix, partially offset by lower volume.

Operating Income

The Company reported operating income for the six months ended January 31, 2020 of $21.9 million, compared to $5.7 million for the same period in the prior year, an increase of $16.2 million or 287%. The $16.2 million improvement was due primarily to higher gross profit.

Net Income (Loss)

The Company reported net income of $1.2 million for the six months ended January 31, 2020, compared to a net loss of $19.1 million in the same period in the prior year.

Adjusted EBITDA

The Company reported Adjusted EBITDA of $45.4 million for the six months ended January 31, 2020, compared to Adjusted EBITDA of $35.0 million in the same period in the prior year, an increase of $10.4 million.

– Tables to Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 31, 2020	July 31, 2019
Assets:
Cash and cash equivalents	$30,197	$32,548
Accounts receivable, trade, net	118,291	112,141
Inventories, net	24,241	23,674
Funds held for clients	15,977	13,516
Prepaid expenses and other current assets	34,828	31,445
Total current assets	223,534	213,324
Property and equipment, net	90,088	91,268
Goodwill	257,128	257,128
Other intangible assets, net	148,334	162,518
Operating right-of-use assets	61,650	—
Other assets	8,161	7,325
Total assets	$788,895	$731,563

Liabilities:
Accounts payable	$86,148	$85,898
Accrued expenses	109,760	112,658
Funds held for clients	15,977	13,516
Current portion of long-term debt	5,734	5,732
Current lease obligations	14,788	127
Other current liabilities	35,706	38,919
Total current liabilities	268,113	256,850
Convertible note payable	8,262	7,432
Long-term debt, excluding current portion	365,638	368,505
Long-term lease obligations	48,133	—
Other long-term liabilities	9,753	10,898
Total liabilities	699,899	643,685

Contingently redeemable preferred stock	35,181	35,186

Total stockholders' equity	53,815	52,692

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$788,895	$731,563

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2020	2019	Fav (Unfav)	2020	2019	Fav (Unfav)
Net revenue:
Services	$92,335	$87,776	5.2%	$184,485	$174,815	5.5%
Products	123,117	118,447	3.9%	256,120	246,541	3.9%
Total net revenue	215,452	206,223	4.5%	440,605	421,356	4.6%
Cost of revenue	170,203	168,680	(0.9)%	351,110	345,613	(1.6)%
Gross profit	45,249	37,543	20.5%	89,495	75,743	18.2%
	21.0%	18.2%		20.3%	18.0%
Operating expenses:
Selling, general and administrative	31,165	27,626	(12.8)%	53,392	54,191	1.5%
Amortization of intangible assets	6,911	7,791	11.3%	14,188	15,890	10.7%
Total operating expenses	38,076	35,417	(7.5)%	67,580	70,081	3.6%
Operating income	7,173	2,126	237.4%	21,915	5,662	287.1%
Other expenses, net	(9,542)	(12,474)	23.5%	(18,137)	(22,264)	18.5%
(Loss) income before income taxes	(2,369)	(10,348)	77.1%	3,778	(16,602)	122.8%
Income tax expense	1,188	1,405	15.4%	2,543	2,536	(0.3)%
Gains on investments in affiliates, net of tax	—	—	—%	—	(20)	(100.0)%
Net (loss) income	(3,557)	(11,753)	69.7%	1,235	(19,118)	106.5%

Less: Preferred dividends on redeemable preferred stock	(531)	(536)	0.9%	(1,067)	(1,073)	0.6%
Net (loss) income attributable to common stockholders	$(4,088)	$(12,289)	66.7%	$168	$(20,191)	100.8%

Basic net (loss) earnings per share attributable to common stockholders	$(0.07)	$(0.20)		$0.00	$(0.33)
Diluted net (loss) earnings per share attributable to common stockholders	$(0.07)	$(0.20)		$0.00	$(0.33)

Weighted average common shares used in:
Basic (loss) earnings per share	61,538	60,935		61,469	60,974
Diluted (loss) earnings per share	61,538	60,935		61,482	60,974

Steel Connect, Inc. and Subsidiaries
Reconciliation of Selected Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

Net (loss) income to Adjusted EBITDA:

	Three Months Ended January 31,		Six Months Ended January 31,
	2020	2019	2020	2019
Net (loss) income	$(3,557)	$(11,753)	$1,235	$(19,118)

Interest income	(14)	(172)	(30)	(495)
Interest expense	8,733	10,984	17,902	22,041
Income tax expense	1,188	1,405	2,543	2,536
Depreciation	5,785	4,918	11,374	10,451
Amortization of intangible assets	6,911	7,791	14,188	15,890
EBITDA	19,046	13,173	47,212	31,305

Strategic consulting and other related professional fees	—	334	—	334
Executive severance and employee retention	62	—	372	—
Restructuring expense	922	—	922	—
Share-based compensation	196	(22)	372	770
(Gain) loss on sale of long-lived assets	8	(85)	38	(85)
Impairment of long-lived assets	—	432	—	432
Unrealized foreign exchange losses, net	371	2,411	561	2,162
Other non-cash (gains) losses, net	36	178	(58)	150
Adjustments related to certain tax liabilities	1,891	—	(4,054)	—
Gains on investments in affiliates	—	—	—	(20)
Adjusted EBITDA	$22,532	$16,421	$45,365	$35,048

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, ModusLink Corporation and IWCO Direct, that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides supply chain business management services to many of the world's great brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury goods. With experience and expertise in packaging, kitting and assembly, fulfillment, digital commerce, reverse logistics, as well as a global footprint spanning the Americas, Europe and the Asia-Pacific region, the Company's adaptive approach to supply chain services helps to drive growth, lower costs and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. The company's full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

For details on ModusLink Corporation's solutions visit www.moduslink.com, read the Company's blog for supply chain professionals and follow on LinkedIn, Twitter, Facebook and YouTube.

For details on IWCO Direct visit www.iwco.com, read the Company's blog, "SpeakingDIRECT," or follow on LinkedIn and Twitter.

Steel Connect, ModusLink and IWCO Direct are registered trademarks of Steel Connect, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). Pursuant to the tax plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the tax plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a 4.99-percent stockholder, each holder of a right (other than the 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the Securities and Exchange Commission ("SEC").

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, adjustments related to certain tax liabilities, and (gains) losses on investments in affiliates.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We believe that EBITDA and Adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. Some of the limitations of EBITDA and Adjusted EBITDA include:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

See the EBITDA and Adjusted EBITDA reconciliation included in the financial tables of this release.

Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: fluctuations in demand for our products and services, general economic conditions and public health crises (such as the ongoing coronavirus outbreak); the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; the Company's ability to repay indebtedness; failure to realize expected benefits of restructuring and cost-cutting actions; the Company's ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; client or program losses; demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on October 15, 2019 and subsequently filed Quarterly Reports on Form 10-Q. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com